June 19, 2006

Preferred Value Fund
The Preferred Group of Mutual Funds
411 Hamilton Boulevard, Suite 1200
Peoria, IL 61602

T. Rowe Price Value Fund, Inc.
100 East Pratt Street
Baltimore, MD 21202

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of April 24, 2006 between the Preferred Group of Mutual Funds, a Massachusetts Business Trust ("Target Trust" or the "Preferred Group"), on behalf of one of its series, Preferred Value Fund ("Target Fund," the Preferred Group series of portfolios together are "Target Funds" or the "Preferred Funds")), and T. Rowe Price Value Fund, Inc., a Maryland corporation ("Acquiring Fund"). The Agreement describes a transaction (the "Transaction") to occur as of the date of this letter (the "Closing Date"), pursuant to which Acquiring Fund will acquire the assets of Target Fund as set forth in paragraph 1.2 of the Agreement in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Section 8.5 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

Target Fund is a series of Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder`s option. Target Fund has elected to be a regulated investment company ("RIC") for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

Acquiring Fund is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement dated as of April 28, 2006 (the "Combined Proxy Statement") and those documents listed in Appendix A attached hereto. In addition, each of (a) Caterpillar Investment Management Ltd. ("CIML"), a wholly owned subsidiary of Caterpillar Inc. ("Caterpillar"), and the investment advisor of Target Trust, (b) the Benefit Funds Committee of Caterpillar (the "Committee"), a fiduciary of the defined contribution retirement and other benefit plans that Caterpillar offers its employees (the "Caterpillar Plans"), (c) the Board of Trustees of the Preferred Group (the "Trustees"), (d) T. Rowe Price Associates, Inc., a Maryland corporation and wholly owned subsidiary of T. Rowe Price Group Inc., and the investment advisor for Acquiring Fund ("Acquiring Fund Investment Advisor"), (e) Target Trust on behalf of Target Fund, and (f) Acquiring Fund has provided us with letters dated as of the date hereof (the "Representation Letters"), representing as to certain facts, occurrences and information upon which each of the respective entities above has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

The facts represented to us in the Representation Letters support the conclusion that, based on the analysis and subject to the considerations set forth below, while the matter is not free from doubt, the Transaction should constitute a reorganization within the meaning of Section 368(a)(1). The reorganization`s consequences to Target Fund shareholders, Target Fund, and Acquiring Fund are set forth more fully below.

Pre-Reorganization Redemption

As noted in the Representation Letters and the Combined Proxy Statement, the Caterpillar Plans (through the Caterpillar Investment Trust (which holds assets of the Caterpillar Plans)) owned a majority of the outstanding shares of each Target Fund other than the Preferred International Value Fund, as of the Record Date (as defined in the Combined Proxy Statement), either directly, or through their ownership interest in the Preferred Stable Principal Collective Trust (the "Preferred Collective Trust"). Within 30 days prior to the Transaction`s Closing Date, the Target Funds redeemed the Caterpillar Investment Trust`s direct and indirect investments in each of the Target Funds (such investments, the "Caterpillar Plan Shares" and such redemptions, the "Pre-Reorganization Redemptions"). We believe that these Pre-Reorganization Redemptions should not be considered a part of the plan of the reorganization between Target and Acquiring Fund, either as part of the Agreement itself or as part of an informal plan among CIML, Target Fund, Acquiring Fund, and Acquiring Fund Investment Advisor regarding the potential transfer of Target Funds` assets to each of ten portfolios offered by T. Rowe Price Group Inc. (the potential transfer, the "Proposed Reorganization") that the respective parties set in motion through discussions beginning on October 31, 2005. Rather, the Pre-Reorganization Redemptions should be viewed as a separate transaction excluded from the determination of both (a) whether Target Fund has transferred "substantially all" of its assets to Acquiring Fund in the Transaction and (b) whether a substantial part of the value of the proprietary interests in Target Fund has been preserved in the Transaction (two conditions required to be satisfied so that the Transaction may qualify as a reorganization under section 368(a)(1)).

The facts as represented to us in the Representation Letters support our conclusion. According to the Committee, it decided to redeem the Caterpillar Plan Shares to seek new investment opportunities for the Caterpillar Plans. The Committee made its decision thereto on or before October 13, 2005, prior to any discussions among CIML, Target Fund, Acquiring Fund, Acquiring Fund Investment Advisor, and their respective representatives and advisors concerning the Proposed Reorganization. In deciding on or before October 13, 2005 to redeem the Caterpillar Plan Shares, the Committee acted without any counsel or encouragement from any of CIML, Target Fund, the Trustees, Acquiring Fund or Acquiring Fund Investment Advisor. As a result of the Committee` decision to redeem the Caterpillar Plan Shares as well as Caterpillar`s decision on or prior to October 12, 2005 to exit the investment management business, CIML began to explore various alternatives to propose to the Trustees for the management or disposition of the Preferred Funds, including changing investment advisors, liquidation, sale or merger. Although CIML and the Trustees considered the Proposed Reorganization, and the Trustees approved the Proposed Reorganization, in part in response to the Committee`s decision to redeem the Caterpillar Plan Shares, neither CIML, the Trustees, Acquiring Fund, nor Acquiring Fund Investment Advisor initiated the Pre-Reorganization Redemptions as part of the Proposed Reorganization.

Substantially all the Properties Test

To qualify as a reorganization under section 368(a)(1)(C) (a "C Reorganization") or an acquisitive reorganization under section 368(a)(1)(D) (an "acquisitive D Reorganization"), a target corporation must transfer "substantially all of its properties" or "substantially all of its assets," respectively, to the acquiring corporation. The Code and the regulations thereunder do not define "substantially all" the properties or assets of a corporation. Instead, those terms are properly interpreted by reference to the purpose(s) of these requirements, which are to ensure that these asset transfers, transactions having the effect of mergers but that were unable to be structured as such under state law, bear a "real semblance" to a "merger or consolidation" (the original definition of a reorganization), and (b) the asset transfer does not serve as a means of effecting a divisive transaction without meeting the requirements of Section 355 and 368(a)(1)(D). For purposes of receiving a private letter ruling that a transaction qualifies as a C Reorganization or acquisitive D Reorganization, Revenue Procedure 77-37, published by the Internal Revenue Service ("IRS" or the "Service"), states that a transaction will satisfy the "substantially all" requirement "if there is a transferxc9 of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross

Preferred Value Fund

T. Rowe Price Value Fund, Inc.

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assets held by the corporation immediately prior to the transfer." The Revenue Procedure states that for purposes of this "90/70 test", "all redemptions and distributions (except for regular, normal dividends) made by Target will be included as assets of Target... immediately prior to the transaction." Revenue Procedure 77-37 clarifies that assets distributed in redemption will be considered as assets held by the corporation immediately prior to the transfer of the target`s assets only when the redemptions "are part of the plan of reorganization." This clarification reflects the historical application of the "substantially all" the properties test to target asset transfers pursuant to the pre-conceived plan of reorganization rather than to transfers that are separate transactions, independent of the plan.

As redemptions initiated by a shareholder and made pursuant to section 22(e) of the 1940 Act ("Shareholder Demand Redemption"), that in our view are not a part of the plan of the reorganization, the Pre-Reorganization Redemptions should be viewed as a separate transaction excluded from the analysis of whether Target Funds have transferred "substantially all of [their] properties" to Acquiring Funds in a tax-free C or acquisitive D reorganization. Unlike traditional corporations, RICs that are open-end registered investment management companies, such as the Preferred Group, are required by the 1940 Act to meet all shareholder redemption requests on demand. Section 22(e) of the 1940 Act provides that, except under certain limited circumstances:

[n]o registered investment company shall suspend the right of redemption, or postpone the date of payment or satisfaction upon redemption of any redeemable security in accordance with its terms for more than seven days after the tender of such security to the company or its agent designated for that purpose for redemption.

There is no direct published authority (on which taxpayers are entitled to rely) confirming our conclusion that a significant Shareholder Demand Redemption made prior to a reorganization such as the Pre-Reorganization Redemption should be viewed as a separate transaction excluded from the determination of whether Target Fund has transferred "substantially all" of its properties to Acquiring Fund. In Revenue Ruling 56-345, however, the Service concluded that a post-reorganization redemption of 26% of the stock issued by an acquiring RIC constituting a Shareholder Demand Redemption was not "part of a pre-conceived plan" but rather a transaction separate from the reorganization, excluded from the determination of whether a previous asset transfer met the "substantially all" the properties requirement, where the redemption occurred pursuant to a solicitation made by a third, unrelated RIC to exchange such redeeming shareholders` acquiring RIC shares for its own shares. In reaching its conclusion, the Service noted that (i) the actual plan of reorganization between the target and acquiring RIC ("M" and "N," respectively) did not mention the third party RIC (O) offer to acquire stock of the acquiring RIC (N) in exchange for O shares, (ii) N made no commitment prior to the reorganization to redeem such stock after the reorganization, and (iii) N had not agreed to pay the target shareholders cash for the target (M) stock. Although Revenue Ruling 56345 involves a postreorganization redemption rather than a prereorganization redemption, it demonstrates that substantial Shareholder Demand Redemptions close to a reorganization need not be taken into account for the "substantially all" the properties test where such redemptions are not part of the plan of reorganization involving the target or acquiring RIC.

In recent private letter rulings, the Service has allowed RICs to exclude from the determination of whether a purported reorganization meets the Revenue Procedure 90/70 test interpreting the "substantially all" the properties requirement "redemptions in the ordinary course of Target Fund`s business as an open-end investment company pursuant to xa4 22(e) of the 1940 Act." In addition, in a 1999 private letter ruling, the Service allowed a taxpayer to exclude from the determination of whether the transaction met the 90/70 test all "amounts paid by Targetxc9

Preferred Value Fund

T. Rowe Price Value Fund, Inc.

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[for] redemptions that Target, as an open-end investment company, makes when its shares are presented to it for redemption pursuant to section 22(e) of the Act" so that a 42% Shareholder Demand Redemption made a few days prior to the reorganization and apparently in response to a target RIC`s decision to transfer its assets to an acquiring RIC did not cause the subsequent asset transfer to violate the 90/70 test. Written determinations such as private letter rulings do not have the force of law and may not be used or cited as precedent. Nevertheless, the trend in private letter rulings providing exclusion from consideration for (a) redemptions that are made in the ordinary course of a target`s business as an open-end RIC, and (b) all Shareholder Demand Redemptions in the 1999 letter ruling discussed above, is helpful in that it reflects what would appear to be the Service`s growing comfort that redemptions made pursuant to section 22(e) of the 1940 Act that are not a part of the plan of reorganization do not raise the concerns that are generally addressed by the "substantially all" the properties test. As noted above, in the case of the Pre-Reorganization Redemptions, the Committee decided to redeem the Caterpillar Plan Shares prior to any discussion of the Proposed Reorganization. In our view, this fact and other facts represented to us in the Representation Letters support the conclusion that the Pre-Reorganization Redemptions were not a part of the plan of the Proposed Reorganization. Based on the Service`s views expressed in the above rulings, the Pre-Reorganization Redemptions should therefore be viewed as a separate and independent transaction excluded from the determination of whether Target Fund has transferred "substantially all" of its properties to Acquiring Fund.

In four companion private letter rulings issued in February 2006 on the qualification of reorganizations between RICs (the "2006 Letter Rulings"), however, the taxpayers in question included in the determination of whether a purported C reorganization met the 90/70 test, amounts distributed in redemption of a target RIC`s shares to "Shareholder C," an "affiliate" of the target RIC`s investment advisor who owned prior to the redemption more than 40 or 50 percent of target RIC`s stock; it may well be that the IRS required them to do so as a condition to granting a favorable ruling. Prior to the purported reorganizations in question (the "Letter Ruling Reorganizations"), Shareholder C redeemed, exclusively for cash, shares representing up to 10 percent of the net asset value of the target RIC (the "Affiliate Redemption"). The taxpayers in question agreed to take the Affiliate Redemptions into account "by treating the Target Fund as if it had distributed, immediately prior to the [Letter Ruling Reorganization], a percentage of its net and gross assets, respectively, equal to the actual percentage of the Target Fund`s net and gross assets distributed to Shareholder C on the date of the [Affiliate Redemption]."

We believe that if the IRS required the taxpayers to include the Affiliate Redemptions in the determination of whether the Letter Ruling Reorganization met the 90/70 test, such a requirement should not apply to the Transaction. The RICs seeking the rulings that the transfer of assets to the acquiring RICs qualified as a tax-free reorganization apparently conceded in each ruling`s facts that the "affiliate" Shareholder Demand Redemption was made in connection with the Letter Ruling Reorganization. As noted above, in our view, the facts in the instant case indicate that the Pre-Reorganization Redemptions were not a part of a plan of the Proposed Reorganization and not made in connection with the Transaction. The Committee decided to redeem the Caterpillar Plan Shares on or prior to October 13, 2005, before any discussions concerning the Proposed Reorganization. Although the Pre-Reorganization Redemptions occurred within three weeks of the Transaction, in May and June 2006, respectively, it is our understanding that the Committee did not effectuate the Pre-Reorganization Redemptions until then in part because it had a duty to analyze and consider fully the different investment alternatives for the Caterpillar Plans before presenting the Caterpillar Plan Shares for redemption. Thus, the facts in the 2006 Letter Rulings are distinguishable from the facts concerning the Pre-Reorganization Redemptions.

The Service`s views expressed in the 2006 Letter Rulings should be limited to the facts of the rulings. The inclusion of the Affiliate Redemptions in applying the 90/70 test did not bear on the IRS`s ultimate conclusion in the rulings. The "affiliate," Shareholder C, redeemed shares representing less than 10% of the net asset value of target RIC. Thus, the transactions in the rulings satisfy the 90/70 test whether or not the Affiliate Redemptions were integrated with the reorganization and taken into account for purposes of applying the 90/70 test. Requiring the Affiliate Redemption`s inclusion for purposes of the 90/70 test was therefore unnecessary to the IRS`s ruling in the 2006 Letter Rulings that each transaction qualified as a C Reorganization. The taxpayers in question may have acquiesced to making such a representation because by doing so, they would still receive a positive ruling. Other taxpayers with different facts may not need to make such a representation. One should not therefore expand the application of the representation in the 2006 Letter Rulings, to apply, for example, to all redemptions made prior to a reorganization by an affiliate of the target RIC (where an affiliate is an entity related to the Target RIC or its investment advisor).

In addition, if the Service required the taxpayers in the 2006 Letter Rulings to include the Affiliate Redemptions in applying the 90/70 test, this requirement should not apply to the Pre-Reorganization Redemptions because, as noted above, private letter rulings are not binding authority, and so only the taxpayers seeking a private letter ruling may rely on the rulings result. Prior cases and IRS rulings have included in the determination of whether a target corporation satisfies the substantially all the properties test only distributions such as redemptions that are part of the plan of reorganization. Because the Pre-Reorganization Redemptions were not in our view, based on the facts presented to us, part of the plan between a target and acquiring RIC and not made in connection with the Proposed Reorganization, any

Preferred Value Fund

T. Rowe Price Value Fund, Inc.

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IRS views expressed regarding the Affiliate Redemptions in the 2006 Letter Rulings should not apply to the Pre-Reorganization Redemptions.

Continuity of Interest Test

In addition to transferring "substantially all of its properties," Target Fund shareholders must satisfy the continuity of shareholder interest ("COI") requirement so that the Transaction qualifies as a reorganization under section 368(a)(1). For purposes of receiving a private letter ruling, Revenue Procedure 77-37 states that a transaction will satisfy the COI requirement if there is continuing interest through stock ownership in the transferee corporation "on the part of the former shareholders of [the transferor corporation] which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the transferor corporation as of the same date." The Revenue Procedure clarifies that, "sales, redemptions and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization." Treasury Regulations finalized in 2000 on the COI requirement further clarify that pre-reorganization redemptions of target stock will count against the COI requirement only if the amounts received by the target shareholder are treated as "other property or money received in the exchange for purposes of section 356 (or would be so treated if the target shareholder received stock of the acquiring corporation in exchange for its stock in the target corporation)."

As a separate transaction that in our view is not part of the plan of the Proposed Reorganization, the Pre-Reorganization Redemptions should be excluded from the determination of whether continuity of interest in Target Fund has been preserved in the Transaction. In addition, Target Fund did not use proceeds from Acquiring Fund or borrow money to satisfy the Pre-Reorganization Redemptions, where such borrowings may subsequently be assumed or repaid by Acquiring Fund and suggest an indirect form of consideration in the Transaction. Rather, Target Fund satisfied the Pre-Reorganization Redemptions with an in-kind distribution of Target Fund`s assets. Thus, amounts received in the Pre-Reorganization Redemptions should not be treated as "other property or money received in the exchange" (i.e., "boot") "for purposes of section 356 (or would be so treated if the target shareholder received stock of the acquiring corporation in exchange for its stock in the target corporation)" to affect the continuity of interest in the Transaction.

We note that in the 2006 Letter Rulings, the IRS concluded that the redeeming Shareholder C "[would] recognize gain upon receipt of [the acquiring RIC`s] stock and cash or other property in exchange for target stock, but in an amount not in excess of the cash and other property it receives (xa4 356(a)(2))," i.e., the proceeds from the affiliate shareholder redemption were boot in the exchange that might affect the target RIC`s continuity of interest in the transaction. While the IRS provides no basis for this conclusion, a similar conclusion should not be reached in the case of the Pre-Reorganization Redemptions. Unlike the Affiliate Redemptions in the 2006 Letter Rulings, in our view based on the facts presented to us, the Pre-Reorganization Redemptions were not made in connection with, or as part of the plan of, the Proposed Reorganization and were satisfied exclusively by Target Fund with an in-kind distribution of its assets. As such, the Target Fund distributions satisfying the Pre-Reorganization Redemptions should not be considered "other property or money" provided in the exchange. Thus, the facts in the 2006 Letter Rulings are distinguishable from the facts surrounding the Pre-Reorganization Redemptions.

Therefore, as stated above, the Transaction should meet the "substantially all" the properties requirement and continuity of interest requirement of Section 368(a)(1) of the Code.

Continuity of Business Enterprise Test

Further, the facts you have represented as to in paragraph 8 of the letter from Acquiring Fund and paragraph 9 of the letter from Target Fund, each dated as of the date hereof, support the conclusion that, following the Transaction, Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that seeks capital appreciation by investing primarily in common stocks believed to be undervalued.

Various factors demonstrate the similarity between Target Fund and Acquiring Fund. The funds` investments styles are similar in that they both select investments using a "value" approach: Morningstar categorizes both funds as "Large Value" equity funds as of September 30, 2005 ("the comparison date"), a randomly selected date that reflects the funds` portfolios without reference to the Transaction. With respect to Morningstar`s Style Box, Target Fund`s investment style is characterized as "Large-Blend," while Acquiring Fund`s is characterized as "Large-

Preferred Value Fund

T. Rowe Price Value Fund, Inc.

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Value." As one would expect from equity funds, each fund invested greater than 94% of its net assets in stocks, less than 4% in cash, and less than 1.7% in bonds and other assets as of the comparison date.

A comparison of the funds` portfolios indicates that, consistent with the funds` shared goals and strategies, the funds hold stocks with very similar characteristics. First, the funds` portfolios are similar in terms of market capitalization. While the weighted average market capitalization figures ($46.3 billion for Target Fund and $27.3 billion for Acquiring Fund) differ as of the comparison date, both funds fall within the large capitalization group for purposes of both the Morningstar Category and Style Box. When compared in terms of the percentage of net assets each fund invested in stocks of varying market capitalizations, there was a total overlap of 86.5%. This overlap consisted of 38.3% in giant-cap stocks, 42.5% in large-cap stocks, 5.7% in medium-cap stocks, and no investments in small-cap and micro-cap stocks. Consistent with their "Large Value" Morningstar categories, both funds invested over 83% of their net assets in large-cap and giant-cap stocks.

Second, the funds` portfolios are similar in terms of industry sector diversification. As of the comparison date, the funds` equity investments were compared using three broad sectors, which were also subdivided into twelve industries. Looking solely at the three broad sectors, the funds shared a total overlap of 91.95%, made up of 40.2% in services, 37.1% in manufacturing, and 14.7% in information. Upon further dividing these three large industry sectors into twelve sub-categories (services: healthcare services, consumer services, business services, financial services; information: software, hardware, media, telecommunications; manufacturing: consumer goods, industrial goods, energy, utilities), the funds continued to share a total overlap of 77.29%. Both funds were also relatively diversified across these twelve sectors, with each fund allocating no more than 22.9% of its equity investments to any one sector. Not surprisingly given the significant degree of overlap just described, the funds invested in each sector and industry in similar percentages.

Next, both funds had a predominant focus on U.S. investments. As of the comparison date, both funds had over 90% of their equity portfolios in U.S. stock (93.8% for Target Fund and 90.3% for Acquiring Fund), both had a small but not insignificant percentage invested in European stock (6.2% for Target Fund and 8.8% for Acquiring Fund), and neither invested meaningfully in Asia (0.0% for Target Fund and 0.9% for Acquiring Fund).

Both funds also offer investors similar exposure to growth and income. The weighted average P/E ratios, a measure of growth potential, were close (17.1 for Target Fund and 16.3 for Acquiring Fund). In addition, the funds had very similar dividend yields (2.6% for Target Fund and 2.8% for Acquiring Fund), and comparable overall yields (0.8% for Target Fund and 2.0% for Acquiring Fund).

Consistent with the similarity of investment strategies, the funds bear similar risk profiles. As of the comparison date, Target Fund and Acquiring Fund correlated with the S&P 500 to a highly similar degree, with betas of 1.05 and 1.09 respectively.

The specific characteristics described above (the relative figures and percentages in terms of performance, asset allocation, and risk profile) do not constitute fixed aspects of Target Fund and Acquiring Fund`s investment strategies. Rather, they reflect the fact that the Funds` similar investment strategies have led them to react similarly (by choosing similar portfolios) to the market conditions in place up until the comparison date.

Consistent with the similarity of the funds, on the date of the Transaction, at least 33 1/3% of Target Fund`s portfolio assets as they existed prior to any realignment occurring in connection with the Transaction will not be required to be sold by virtue of the investment objectives, strategies, policies, risks or restrictions of Acquiring Fund, and the Target Fund will not have realigned its portfolio prior to the Transaction in order for this to be true. Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks or

Preferred Value Fund

T. Rowe Price Value Fund, Inc.

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restrictions after the Transaction. After the Transaction, Acquiring Fund will invest all assets acquired from Target Fund in a manner consistent with the funds` shared investment strategies, as described above and reflected by the aforementioned portfolio data.

Opinion

Based on the foregoing representations and assumptions, our review of the documents and items referred to above, and for the reasons stated above, we are of the opinion that, although the matter is not free from doubt, generally, subject to the final paragraphs hereof, for U.S. federal income tax purposes:

The Transaction should constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each should be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

Under section 1032 of the Code, no gain or loss should be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares;

Under section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction should be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

Under section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund should include the periods during which such assets were held by Target Fund;

Under section 361 of the Code, no gain or loss should be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

Under section 354 of the Code, no gain or loss should be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

Under section 358 of the Code, the aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction should be the same as the aggregate basis of his or her Target Fund shares exchanged therefor;

Under section 1223(1) of the Code, a Target Fund shareholder`s holding period for his or her Acquiring Fund Shares should be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and

Acquiring Fund should succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

We express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

We once again call your attention to the 2006 Letter Rulings where the taxpayers in question included a pre-reorganization redemption made by an affiliate of the target RIC`s investment advisor in their determination of whether a transfer of assets to an acquiring RIC met the Revenue Procedure requirements for satisfying the "substantially all" the properties test, i.e. the 90/70 test. As noted above, in the event the IRS required this taxpayer representation, such a requirement should not apply to the Transaction. The IRS`s conclusion in the 2006 Letter Rulings that proceeds distributed in the Affiliate Redemptions were boot delivered in the exchange (suggesting that the redemption affected target shareholders` continuity of interest in the transaction), should also not apply to the Transaction. The taxpayers in question in the 2006 Letter Rulings conceded that the Affiliate Redemptions were made in connection with the Letter Ruling Reorganizations. The facts as provided in the Representation Letters in our view demonstrate that the Pre-Reorganization Redemptions were not made in connection with, or as part of the plan of, the Proposed Reorganization. To the extent the 2006 Letter Rulings stand for the proposition that any redemption made by an affiliate of the target RIC must be integrated with the reorganization itself and included (a) in the determination of whether the target RIC has transferred "substantially all" of its properties to the acquiring RIC or (b) in applying the continuity of interest test, we believe such an inferred conclusion has no basis in the law. Given that prior cases and IRS rulings have included in the determination of whether a target corporation satisfies the "substantially all" the properties test or the continuity of interest test only target or acquirer redemptions that are part of the formal or informal plan of reorganization, and given that the facts in our view indicate the Pre-Reorganization Redemptions were not a part of the plan of

Preferred Value Fund

T. Rowe Price Value Fund, Inc.

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the Proposed Reorganization, we believe that any Service view expressed in the 2006 Letter Rulings regarding the Affiliate Redemptions should not apply to the Pre-Reorganization Redemptions. The 2006 Letter Rulings may, however, indicate a view held by the Service that is inconsistent with both our view and prior views expressed by the Service in the recent private letter rulings (discussed above) concerning Shareholder Demand Redemptions made prior to a reorganization. As a result, and as noted above, our opinion is not free from doubt and it is possible that the Service may take a contrary view of the Transaction than that expressed herein.

In addition, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the IRS. In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary to tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS`s conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July 2005 suggests that the IRS`s position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS`s 1987 revenue ruling were a correct statement of law, the facts of this Transaction are distinguishable from those in the ruling.

We believe that Acquiring Fund and Target Fund are both engaged in the same line of business: each is an open-end investment company that seeks capital appreciation by investing primarily in common stocks believed to be undervalued. The funds` portfolios are substantially similar in terms of asset allocation, market capitalization, sector diversification, regional exposure, and risk profile. After the Transaction, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Target and Acquiring Funds. Although Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be fully consistent with the shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. Because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

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Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

Very truly yours,

/s/Ropes & Gray LLP

Ropes & Gray LLP

Preferred Value Fund

T. Rowe Price Value Fund, Inc.

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Appendix A

Supplement dated October 12, 2005 to the Prospectus of Target Trust dated November 1. 2004

Supplement dated February 16, 2006 to the Prospectus of Target Trust dated November 1, 2004

Letter dated October 12, 2005 from Caterpillar Inc. to the Board of Trustees of Target Trust.

Certificate of Clerk of the Target Trust dated as of the Closing Date as to (i) no amendment to or modification of Declaration of Trust; (ii) votes adopted by the Board of Trustees on February 16, 2006; (iii) votes adopted at the Special meeting of Shareholders of the Target Funds on June 9, 2006; and (iv) incumbency of certain officers of the Funds.

Certificate of Secretary or Clerk of the Acquiring Funds dated as of the Closing Date as to (i) no amendment to or modification of the Articles of Incorporation or Declaration of Trust, as applicable; (ii) Bylaws of Acquiring Funds; (iii) votes adopted by the Board of Directors/Trustees on March 8, 2006; and (iv) incumbency of certain officers of the Funds.

Compare Rev. Rul. 56-345, 1956-2 C.B. 206 (discussed below, holding that a distribution of assets and later redemption of part of the latter corporation`s stock constituted two separate and distinct transactions for purposes of section 368(a)(1)(C)).